MISTRAS GROUP ANNOUNCES GRANT OF STOCK
OPTIONS FOLLOWING APPOINTMENT OF NEW INTERIM PRESIDENT AND CEO

PRINCETON JUNCTION, N.J. – October 12, 2023 (GLOBE NEWSWIRE) – MISTRAS Group, Inc. (NYSE: MG) has announced the granting of stock options following the recent appointment of Manuel N. Stamatakis as the company's new Chairman of the Board and Interim President and Chief Executive Officer.

Mr. Stamatakis was granted an award of stock options (the “Options”) to purchase 250,000 shares of common stock of the Company, with an exercise price of $5.36, the closing price of the Company’s stock as quoted on the New York Stock exchange on October 11, 2023, the grant date. The Options were granted as an inducement for Mr. Stamatakis to accept the position of Interim President and CEO of MISTRAS. The Options can be exercised any time after the grant date until its expiration date, which is the earlier of 10 years from the grant date or one year following the date he is no longer serving as an officer, director or in any other capacity for the Company (or earlier under certain circumstances). The Options are being granted to Mr. Stamatakis in reliance on the employment inducement exception to shareholder approval provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS Group leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society, inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS Group helps the world at large.

MISTRAS Group enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include nondestructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS Group helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

Media Contact:

Nestor S. Makarigakis
MISTRAS Group, Inc. Group Vice President, Marketing and Communications marcom@mistrasgroup.com +1 (609) 716-4000